Exhibit 99.1

Global Partners Reports First-Quarter 2020 Financial Results

Partnership withdraws 2020 EBITDA guidance

WALTHAM, Mass.--(BUSINESS WIRE)--May 8, 2020--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2020.

“In the face of the COVID-19 crisis, we continue to provide essential products and services while prioritizing the safety and well-being of our employees, guests and customers at our retail locations and fuel terminals,” said Eric Slifka, President and CEO of Global Partners. “I am extremely proud of the Global team for their dedication and compassion during these difficult times. As we have done for decades, our teams continue to fuel cars, heat homes, and provide essential goods to local communities and businesses. Now more than ever, our retail sites have become essential outlets, serving first responders, healthcare professionals and the elderly.

“We are pleased with our overall first quarter results,” Slifka said. “Product margin in our Gasoline Distribution and Station Operations segment benefited from strong retail fuel margins, in part due to the steep decline in wholesale gasoline prices. While that decline in prices adversely impacted our Wholesale segment product margin in the quarter, our terminal assets are positioned to take advantage of the resulting contango opportunity.”

Financial Highlights

Net income attributable to the Partnership was $3.3 million, or $0.05 per diluted common limited partner unit, for the first quarter of 2020 compared with net income attributable to the Partnership of $7.1 million, or $0.15 per diluted common limited partner unit, for the same period of 2019.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $44.7 million in the first quarter of 2020 compared with $58.0 million in the comparable period of 2019.

Adjusted EBITDA was $45.4 million in the first quarter of 2020 versus $58.6 million in the year-earlier period.

Distributable cash flow (DCF) was $22.0 million in the first quarter of 2020 compared with $27.8 million in the same period of 2019.

Gross profit in the first quarter of 2020 was $145.7 million compared with $156.8 million in the first quarter of 2019, primarily due to less favorable market conditions in the Wholesale segment in part due to geopolitical events and the COVID-19 pandemic, partially offset by higher fuel margins in the GDSO segment.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $166.7 million in the first quarter of 2020 compared with $179.7 million in the first quarter of 2019.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2020 and 2019.

GDSO segment product margin was $155.9 million in the first quarter of 2020, an increase of $17.5 million from $138.4 million in the first quarter of 2019. The increase was due to higher fuel margins.

Wholesale segment product margin was $4.9 million in the first quarter of 2020 compared with $34.8 million in the same period of 2019. In March 2020, the COVID-19 pandemic and the price war between Saudi Arabia and Russia caused a rapid decline in prices, steepening the forward product pricing curve, which negatively impacted margins in the quarter. Significantly warmer weather during the first quarter of 2020 than the year-earlier period also negatively impacted margins of weather sensitive products.

Commercial segment product margin was $5.9 million in the first quarter of 2020 compared with $6.4 million in the first quarter of 2019.

Sales were $2.6 billion in the first quarter of 2020 compared with $3.0 billion in the first quarter of 2019, primarily due to a decrease in prices. Wholesale segment sales were $1.5 billion in the first quarter of 2020 compared with $1.7 billion in the first quarter of 2019. GDSO segment sales were $0.8 billion in the first quarter of 2020 compared with $0.9 billion in the first quarter of 2019. Commercial segment sales were $263.4 million in the first quarter of 2020 and $335.6 million in the first quarter of 2019.

Volume in the first quarter of 2020 was 1.5 billion gallons compared with 1.6 billion gallons in the same period of 2019. Wholesale segment volume was 1.0 billion gallons in the first quarters of 2020 and 2019. GDSO volume was 351.4 million gallons in the first quarter of 2020 compared with 379.7 million gallons in the first quarter of 2019. Commercial segment volume was 163.3 million gallons in the first quarter of 2020 compared with 191.5 million gallons in the first quarter of 2019.

Recent Developments

Given the uncertainties surrounding the scope and duration of COVID-19, the Partnership has proactively taken steps to create additional financial flexibility:

  On May 7, 2020, Global entered into an amendment to its credit agreement that temporarily made adjustments to certain covenants for the four quarters commencing with the quarter ending June 30, 2020.
  On April 27, 2020, the Board of Directors announced a reduction in the Partnership’s quarterly cash distribution to $0.39375 per unit on all of its outstanding common units. The distribution will be paid on May 15, 2020, to unitholders of record as of the close of business on May 11, 2020.
  In late March 2020, Global borrowed $50.0 million under its revolving credit facility, increasing the cash on the Partnership’s balance sheet.
  Global has reduced planned expenses and 2020 capital spending.

Business Outlook

“While the near-term outlook remains uncertain, we believe that our diversified product portfolio and significant storage capacity provide operating and financial flexibility that will enable us to weather the current market challenges and capitalize on opportunities as market conditions improve,” Slifka said.

Given the uncertainty about the impact of COVID-19 on operations and demand, Global Partners is withdrawing its previously issued full-year 2020 EBITDA guidance, which was originally provided on March 6, 2020.

There is a continuing uncertainty surrounding the short and long-term impact of COVID-19 to the national and state economies. Any of those COVID-19 related events or conditions, or other unforeseen consequences of COVID-19 could significantly adversely affect our business and financial condition and the business and financial condition of our customers, suppliers and counterparties. The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations depends in large part on future developments which are uncertain and cannot be predicted at this time. That uncertainty includes the duration (including its potential return) of the COVID-19 pandemic, the geographic regions so impacted, the extent of said impact within specific boundaries of those areas and, lastly, the impact to the local, state and national economies.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2020 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global Partners also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global Partners engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global Partners LP, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results and otherwise are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Sales	$2,595,093	$2,979,626
Cost of sales	2,449,355	2,822,782
Gross profit	145,738	156,844

Costs and operating expenses:
Selling, general and administrative expenses	40,923	41,090
Operating expenses	82,553	82,944
Lease exit and termination gain	-	(493)
Amortization expense	2,712	2,976
Net loss on sale and disposition of assets	743	553
Total costs and operating expenses	126,931	127,070

Operating income	18,807	29,774

Interest expense	(21,601)	(22,956)

(Loss) income before income tax benefit (expense)	(2,794)	6,818

Income tax benefit (expense)	5,869	(24)

Net income	3,075	6,794

Net loss attributable to noncontrolling interest	201	332

Net income attributable to Global Partners LP	3,276	7,126

Less: General partner's interest in net income, including incentive distribution rights	22	304
Less: Series A preferred limited partner interest in net income	1,682	1,682

Net income attributable to common limited partners	$1,572	$5,140

Basic net income per common limited partner unit (1)	$0.05	$0.15

Diluted net income per common limited partner unit (1)	$0.05	$0.15

Basic weighted average common limited partner units outstanding	33,868	33,753

Diluted weighted average limited partner units outstanding	34,275	34,230

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$54,389	$12,042
Accounts receivable, net	189,977	413,195
Accounts receivable - affiliates	10,126	7,823
Inventories	214,408	450,482
Brokerage margin deposits	21,135	34,466
Derivative assets	79,788	4,564
Prepaid expenses and other current assets	109,179	81,940
Total current assets	679,002	1,004,512

Property and equipment, net	1,091,440	1,104,863
Right of use assets, net	291,004	296,746
Intangible assets, net	44,052	46,765
Goodwill	324,341	324,474
Other assets	31,346	31,067

Total assets	$2,461,185	$2,808,427

Liabilities and partners' equity
Current liabilities:
Accounts payable	$145,698	$373,386
Working capital revolving credit facility - current portion	33,900	148,900
Lease liability—current portion	67,084	68,160
Environmental liabilities - current portion	5,009	5,009
Trustee taxes payable	36,082	42,932
Accrued expenses and other current liabilities	70,452	102,802
Derivative liabilities	11,277	12,698
Total current liabilities	369,502	753,887

Working capital revolving credit facility - less current portion	175,000	175,000
Revolving credit facility	242,700	192,700
Senior notes	690,944	690,533
Long-term lease liability - less current portion	234,513	239,349
Environmental liabilities - less current portion	52,884	54,262
Financing obligations	147,782	148,127
Deferred tax liabilities	52,666	42,879
Other long-term liabilities	55,102	52,451
Total liabilities	2,021,093	2,349,188

Partners' equity
Global Partners LP equity	438,719	458,065
Noncontrolling interest	1,373	1,174
Total partners' equity	440,092	459,239

Total liabilities and partners' equity	$2,461,185	$2,808,427

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$9,144	$26,990
Crude oil	(4,470)	(6,226)
Other oils and related products	210	14,080
Total	4,884	34,844
Gasoline Distribution and Station Operations segment:
Gasoline distribution	107,230	87,425
Station operations	48,641	50,960
Total	155,871	138,385
Commercial segment	5,915	6,458
Combined product margin	166,670	179,687
Depreciation allocated to cost of sales	(20,932)	(22,843)
Gross profit	$145,738	$156,844

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$3,075	$6,794
Net loss attributable to noncontrolling interest	201	332
Net income attributable to Global Partners LP	3,276	7,126
Depreciation and amortization, excluding the impact of noncontrolling interest	25,668	27,935
Interest expense, excluding the impact of noncontrolling interest	21,601	22,956
Income tax (benefit) expense	(5,869)	24
EBITDA	44,676	58,041
Net loss on sale and disposition of assets	743	553
Adjusted EBITDA	$45,419	$58,594

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$137,917	$(87,037)
Net changes in operating assets and liabilities and certain non-cash items	(109,067)	122,036
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	94	62
Interest expense, excluding the impact of noncontrolling interest	21,601	22,956
Income tax (benefit) expense	(5,869)	24
EBITDA	44,676	58,041
Net loss on sale and disposition of assets	743	553
Adjusted EBITDA	$45,419	$58,594

Reconciliation of net income to distributable cash flow
Net income	$3,075	$6,794
Net loss attributable to noncontrolling interest	201	332
Net income attributable to Global Partners LP	3,276	7,126
Depreciation and amortization, excluding the impact of noncontrolling interest	25,668	27,935
Amortization of deferred financing fees and senior notes discount	1,261	1,727
Amortization of routine bank refinancing fees	(940)	(1,022)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,280)	(8,006)
Distributable cash flow (1)(2)	21,985	27,760
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)
Distributable cash flow after distributions to Series A preferred unitholders	$20,303	$26,078

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$137,917	$(87,037)
Net changes in operating assets and liabilities and certain non-cash items	(109,067)	122,036
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	94	62
Amortization of deferred financing fees and senior notes discount	1,261	1,727
Amortization of routine bank refinancing fees	(940)	(1,022)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,280)	(8,006)
Distributable cash flow (1)(2)	21,985	27,760
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)
Distributable cash flow after distributions to Series A preferred unitholders	$20,303	$26,078

(1) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(2) Distributable cash flow includes a loss on sale and disposition of assets of $0.7 million and $0.5 million for the three months ended March 31, 2020 and 2019, respectively. Excluding this charge, distributable cash flow would have been $22.7 million and $28.3 million for the three months ended March 31, 2020 and 2019, respectively.

(3) Distributions to Series A preferred unitholders represent the distributions payable to the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800